Exhibit 4.3

AXCELLA HEALTH INC.

FIFTH AMENDED AND RESTATED VOTING AGREEMENT

This FIFTH AMENDED AND RESTATED VOTING AGREEMENT is made and entered into as of this 30th day of November, 2018 by and among Axcella Health Inc., a Delaware corporation (the “Company”), each holder of the Company’s Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), each holder of the Company’s Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”), each holder of the Company’s Series B-1 Preferred Stock, $0.001 par value per share (“Series B-1 Preferred Stock”), each holder of the Company’s Series C Preferred Stock, $0.001 par value per share (‘Series C Preferred Stock”), each holder of the Company’s Series D Preferred Stock, $0.001 par value per share (“Series D Preferred Stock”), and each holder of the Company’s Series E Preferred Stock, $0.001 par value per share (“Series E Preferred Stock” and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, the “Preferred Stock”) listed on Schedule A (together with any subsequent transferees who become parties hereto as “Investors” pursuant to Section 7.2 below and any subsequent purchasers of Preferred Stock who become parties hereto as “Investor” pursuant to Section 7.1(a) below, the “Investors”) and those certain stockholders of the Company listed on Schedule B (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 7.1 or 7.2 below, the “Key Holders”, and together collectively with the Investors, the “Stockholders”).

RECITALS

WHEREAS, the Company, certain of the Investors, and certain of the Key Holders are parties to the Fourth Amended and Restated Voting Agreement, dated as of February 10, 2016, as amended on August 11, 2017 and September 18, 2018 (the “Prior Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Investor(s) are entering into a Series E Preferred Stock Purchase Agreement (as may be amended or restated from time to time, the “Purchase Agreement”) providing for the sale of shares of the Company’s Series E Preferred Stock, and in connection with the execution of the Purchase Agreement, the undersigned, constituting the required votes pursuant to Section 7.8 of the Prior Agreement, desire to amend and restate the Prior Agreement to provide the Investors with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement;

WHEREAS, the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) provides that (a) the holders of record of the shares of the Company’s Preferred Stock, exclusively and as a single, separate class on an as-converted basis, shall be entitled to elect one (1) director of the Company and (b) the holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company; and

WHEREAS, the parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to voting on an increase in the number of shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), required to provide for the conversion of the Company’s Preferred Stock and how shares of the Company’s capital stock held by them will be voted on, or tendered in connection with, an acquisition of the Company.

NOW, THEREFORE, the parties agree as follows:

1.                                      Voting Provisions Regarding Board of Directors.

1.1                               Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at nine (9) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2                               Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)                                 For so long as Flagship Ventures Fund IV, L.P. (“Flagship”) and its Affiliates continue to own beneficially any shares of Preferred Stock, one (1) individual designated by Flagship (the “Preferred Director”), which individual shall initially be David Epstein, to fill the directorship reserved for election by the holders of Preferred Stock, exclusively and as a separate class, pursuant to the Restated Certificate;

(b)                              The individual, if any, then serving as the Company’s Chief Executive Officer (the “CEO Director”), initially William R. Hinshaw, Jr., provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(c)                                  Four (4) individuals not otherwise Affiliates (defined below) of the Company or of any Investor (provided, that an individual shall not be deemed to be an Affiliate of the Company or of any Investor solely by virtue of such individual’s ownership of capital stock of the Company), initially Gary Pisano, Dr. Cristina Rondinone, William Baird III, and Stephen Hoge, who possess relevant industry experience and are acceptable to the holders of a majority of the Shares held by the Investors;

(d)                                 For so long as Flagship and its Affiliates continue to own beneficially any shares of capital stock of the Company, one (1) individual designated by Flagship, which individual shall initially be David Berry;

(e)                                  One (1) individual acceptable to a majority of the other members of the Board, initially Chris Viehbacher; and

(f)                                   For so long as Nestlé Health Science US Holdings, Inc. (“Nestlé”) and its Affiliates continues to own at least 1,498,590 shares of Series D Preferred Stock (as adjusted for any stock split, stock dividend, recapitalization, reorganization, or the like), one (1) individual designated by Nestlé and reasonably acceptable to a majority of the other members of the Board (including the Preferred Director), initially Gregory Behar.

To the extent that any of clauses (a) through (f) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Restated Certificate.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or employee of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. Without limiting the foregoing, Flagship Ventures Fund IV, L.P., Flagship Ventures Fund IV-Rx, L.P., Flagship Ventures Fund 2007, L.P., Flagship Ventures Management, Inc., Flagship VentureLabs IV LLC, and Flagship Ventures Opportunities Fund I, L.P. shall be deemed Affiliates of one another for purposes hereof.

1.3                               Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4                               Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)                                 no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person(s), or of the holders of the requisite number and class or series of the shares of stock entitled under Section 1.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 1.2 is no longer so entitled to designate or approve such director;

(b)                                 any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c)                                  upon the request of any party or parties entitled to designate a director as provided in Sections 1.2(a), 1.2(c), 1.2(d), 1.2(e), or 1.2(f) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5                               No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.                                      Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3.                                      Drag-Along Right.

3.1                               Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons (other than Affiliates of stockholders of the Company), acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”) ; or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

3.2                               Actions to be Taken. In the event that (i) the holders of a majority of the outstanding shares of Preferred Stock voting or consenting together as a single class on an as-converted basis (the “Selling Investors”) and (ii) the Board of Directors approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, then each Stockholder hereby agrees:

(a)                                 if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)                                 if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 3.3 below, on the same terms and conditions as the Selling Investors;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f)                                   if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

3.3                               Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)                                 any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (1) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (2) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (3) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the

Stockholder in accordance with their respective terms and (4) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency applicable to the Stockholder;

(b)                                 the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)                                  the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Restated Certificate);

(d)                                 liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)                                  upon the consummation of the Proposed Sale, (1) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (2) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (3) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (4) unless (A) the Selling Investors elect otherwise with respect to a Proposed Sale for a bona fide business purpose in the interest of the stockholders in which all holders of Preferred Stock are treated fairly (and the holders of any series of Preferred Stock are not treated in a manner disproportionately adverse as compared to the holders of other series of Preferred Stock), including the retention by the Company of some existing assets in a continuing or separate entity that is not transferred to the acquirer and (B) the holders of a majority of the outstanding shares of Series C Preferred Stock elect otherwise respect to such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; and

(f)                                   subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option.

3.4                               Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless (i) the Selling Investors and (ii) the holders of a majority of the outstanding shares of Series C Preferred Stock elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

4.                                      Remedies.

4.1                               Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2                               Irrevocable Proxy. Except as otherwise provided in this Section 4.2, each party to this Agreement hereby constitutes and appoints the President and Secretary of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto and votes regarding any Sale of the Company pursuant to Section 3 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or of any Sale of the Company pursuant to and in accordance with the terms and provisions of Section 3 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein. Notwithstanding anything to the contrary contained herein, this Section 4.2 shall not apply to any of (i) Fidelity Select Portfolios: Biotechnology Portfolio, (ii) Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund, (iii) Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (iv) Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, (v) FIAM Target Date Blue Chip Growth Commingled Pool, (vi) Fidelity Growth Company Commingled Pool, (vii) Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund and (viii) Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund (collectively, the “Fidelity Investors”), or their Affiliates or related parties, and under no circumstances shall the Fidelity Investors or their Affiliates or related parties be deemed to have granted a proxy pursuant to this Agreement.

4.3                               Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.4                               Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.                                      “Bad Actor” Voting Restrictions. In the event the Company proposes an offering of its securities in reliance on Rule 506 of the Securities Act, the Company intends to conduct an inquiry of all Stockholders that beneficially own 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power (each, a “20% Holder”) as to whether any 20% Holder or any Rule 506(d) Related Party of such 20% Holder is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act (a “Bad Actor”). If (a) any 20% Holder fails to provide any requested information to the Company within ten (10) business days of the date of the request therefor or (b) any 20% Holder indicates that it or any Rule 506(d) Related Party of such 20% Holder is a Bad Actor, then, other than in connection with any vote arising under Section 242(b)(2) of the Delaware General Corporation Law, such 20% Holder agrees that it shall not cast any vote in respect of shares of the Company’s capital stock beneficially owned by such 20% Holder that are equal to or in excess of 20% of the Company’s outstanding voting equity securities, calculated on the basis of voting power. Notwithstanding the foregoing, the voting restrictions under this Section 5 shall cease as to a 20% Holder at such time as such 20% Holder certifies or recertifies to the Company that neither it nor any of its Rule 506(d) Related Parties is a Bad Actor. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.

6.             Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Certificate, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 7.8 below.

7.             Miscellaneous.

7.1          Additional Parties.

(a)           Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of such shares of Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person thereafter shall be deemed an Investor and Stockholder for all purposes under this Agreement. No action or consent by any other Stockholder shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” and “Stockholder” hereunder.

(b)           In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person, following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

7.2          Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such

Shares unless and until such transferee shall have complied with the terms of this Section 7.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 7.12.

7.3          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4          Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

7.5          Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile transmission or electronic mail (including in .pdf format) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to the principal office of the Company and to the attention of the President or Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 7.7. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, Attn: Kingsley Taft, Fax: (617) 523-1231.

7.8          Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company; (ii) the Key Holders holding a majority of the Shares then held by the Key Holders who are then providing services to the Company as officers, employees or consultants; and (iii) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Notwithstanding the foregoing:

(a)           this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(b)           no consent of the Key Holders shall be required for any amendment or waiver if such amendment or waiver either (i) is not directly applicable to the rights of the Key Holders hereunder or (ii) does not adversely affect the rights of the Key Holders in a manner that is different from the effect on the rights of the other parties hereto, it being understood that the addition of new parties as Investors or Key Holders hereunder shall not, in itself, be deemed to be directly applicable to the rights of the Key Holders hereunder or to adversely affect the rights of the Key Holders in a manner that is different from the effect on the rights of the other parties hereto;

(c)           any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(d)           Section 1.2(a) and Section 1.2(d) of this Agreement may not be amended or waived without the written consent of Flagship so long as Flagship or its Affiliates continue to hold any shares of Preferred Stock;

(e)           Section 4.2 and Section 5 of this Agreement, as they may apply to the Fidelity Investors or their Affiliates or related parties, may not be modified or amended without the prior written consent of the Fidelity Investors, as applicable;

(f)            Section 1.2(f) of this Agreement may not be amended or waived without the written consent of Nestlé so long as Nestlé and its Affiliates continue to hold at least 1,498,590 shares of Series D Preferred Stock (as adjusted for any stock split, stock dividend, recapitalization, reorganization, or the like); and

(g)           this Agreement shall not be amended in a manner that limits or reduces the exceptions set forth in Section 3.3 hereof to an Investor’s obligations to comply with its obligations in respect of any Proposed Sale, or to otherwise increase its obligations with respect to a Proposed Sale, without the consent of such Investor.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 7.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

7.9          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.10        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11        Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be amended, restated superseded and replaced in its entirety by this Agreement.

7.12        Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 7.12, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 7.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.13        Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 7.12.

7.14        Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

7.15        Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.16        Dispute Resolution. The parties hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographical boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographical boundaries of the United States District Court for the District of Massachusetts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having subject matter jurisdiction.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.17        Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

7.18        Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.19        Spousal Consent. If any individual Stockholder is married on the date on which it enters into this Agreement and resides in Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, Wisconsin, or the Commonwealth of Puerto Rico, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date on which such Stockholder becomes a party to this Agreement. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Voting Agreement as of the date first written above.

COMPANY:	AXCELLA HEALTH INC.

	By:	/s/ William R. Hinshaw, Jr.
	Name:	William R. Hinshaw, Jr.
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED VOTING AGREEMENT]

INVESTORS:	FLAGSHIP VENTURES FUND IV, L.P.

	By:	its General Partner
Flagship Ventures Fund IV General Partner LLC

		By:	/s/ Noubar B. Afeyan, Ph.D.
		Name:	Noubar B. Afeyan, Ph.D.
		Title:	Manager

FLAGSHIP VENTURES OPPORTUNITIES FUND I, L.P.

By:	its General Partner
Flagship Ventures Opportunities Fund I General Partner LLC

	By:	/s/ Noubar B. Afeyan, Ph.D.
	Name:	Noubar B. Afeyan, Ph.D.
	Title:	Manager

FLAGSHIP VENTURES FUND IV-RX, L.P.

By:	its General Partner
Flagship Ventures Fund IV General Partner LLC

	By:	/s/ Noubar B. Afeyan, Ph.D.
	Name:	Noubar B. Afeyan, Ph.D.
	Title:	Manager

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED VOTING AGREEMENT]

INVESTORS:	FIDELITY SELECT PORTFOLIOS: BIOTECHNOLOGY PORTFOLIO

	By:	/s/ Colm Hogan
	Name:	Colm Hogan
	Title:	Authorized Signatory

FIDELITY ADVISOR SERIES VII: FIDELITY ADVISOR BIOTECHNOLOGY FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

FIDELITY SECURITIES FUND: FIDELITY BLUE CHIP GROWTH FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

FIDELITY SECURITIES FUND: FIDELITY SERIES BLUE CHIP GROWTH FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

FIAM TARGET DATE BLUE CHIP GROWTH COMMINGLED POOL

By: Fidelity Institutional Asset Management Trust Company, as Trustee

By:	/s/ Adrien Deberghes
Name:	Adrien Deberghes
Title:	Authorized Signatory

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED VOTING AGREEMENT]

INVESTORS:	FIDELITY GROWTH COMPANY COMMINGLED POOL

By: Fidelity Management & Trust Co.

	By:	/s/ Colm Hogan
	Name:	Colm Hogan
	Title:	Authorized Signatory

FIDELITY MT. VERNON STREET TRUST: FIDELITY SERIES GROWTH COMPANY FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

FIDELITY MT. VERNON STREET TRUST: FIDELITY GROWTH COMPANY FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED VOTING AGREEMENT]

INVESTORS:	SMRS-TOPE LLC

By: HVST-TOPE LLC
Its Managing Member

By: HarbourVest Partners L.P.
Its Manager

By: HarbourVest Partners, LLC
Its General Partner

	By:	/s/ Ian C. Lane
	Name:	Ian C. Lane
	Title:	Managing Director

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED VOTING AGREEMENT]

INVESTORS:	GURNET POINT L.P.

By: Waypoint International GP LLC, its General Partner

	By:	/s/ James Singleton
	Name:	James Singleton
	Title:	A Manager

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED VOTING AGREEMENT]

INVESTORS:	NESTLÉ HEALTH SCIENCE US HOLDINGS, INC.

	By:	/s/ James Pepin
	Name:	James Pepin
	Title:	President

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED VOTING AGREEMENT]

INVESTORS:	ALEXANDRIA VENTURE INVESTMENTS, LLC, A DELAWARE LIMITED LIABILITY COMPANY

By: ALEXANDRIA REAL ESTATE EQUITIES, INC, a Maryland corporation, managing member

	By:	/s/ Aaron Jacobson
	Name:	Aaron Jacobson
	Title:	SVP-Venture Counsel

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED VOTING AGREEMENT]

INVESTORS:	CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V.

	By:	/s/ Victor Manuel Gutierrez Lopez
	Name:	Victor Manuel Gutierrez Lopez
	Title:	Attorney-in-Fact

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED VOTING AGREEMENT]

SCHEDULE A

INVESTORS

Flagship Ventures Fund IV, L.P.

55 Cambridge Pwky, Suite 800e

Cambridge, MA 02142

Flagship Ventures Fund 2007, L.P.

55 Cambridge Pwky, Suite 800e

Cambridge, MA 02142

Flagship Ventures Fund IV-Rx, L.P.

55 Cambridge Pwky, Suite 800e

Cambridge, MA 02142

Flagship Ventures Opportunities Fund I, L.P.

55 Cambridge Pwky, Suite 800e

Cambridge, MA 02142

Infoseek Services Limited

Trident Chambers

P.O. Box 146

Road Town, Tortola

British Virgin Islands

GHF Inc.

Walkers SPV Limited

Walker House

87 Mary Street

George Town, Grand Cayman KY 1-9002

Cayman Islands

Alexandria Venture Investments, LLC

385 E. Colorado Blvd., Ste 299

Pasadena, CA 91101

Graham Allison

69 Pinehurst Rd

Belmont, MA 02478

Garo H. Armen IRA

c/o Merrill Lynch

2200 Fletcher Avenue

Fort Lee, NJ 07024

Attn: Greg Amerkanian

Control Empresarial de Capitales, S.A. de C.V.

Paseo de las Palmas 750

Lomas de Chapultepec

Mexico, D.F., 11000

Fidelity Select Portfolios: Biotechnology Portfolio

Brown Brothers Harriman & Co.
525 Washington Blvd
Jersey City NJ 07310
Attn: Michael Lerman 15th Floor

Corporate Actions

Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

State Street Bank & Trust
PO Box 5756
Boston, Massachusetts 02206
Attn: Bangle & Co fbo Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund

M. Gardiner & Co.
C/o JPMorgan Chase Bank, N.A.
PO Box 35308
Newark, N.J. 07101-8006

Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund

State Street Bank & Trust
PO Box 5756
Boston, Massachusetts 02206
Attn: Wavechart & Co fbo Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund

FIAM Target Date Blue Chip Growth Commingled Pool

Pyramis Global Advisors Trust Company, as Trustee

State Street Bank & Trust
PO Box 5756
Boston, Massachusetts 02206
Attn: FLAPPER CO fbo Pyramis Lifecycle Blue Chip Growth Commingled Pool

Gurnet Point L.P.

Waypoint Capital Inc.

55 Cambridge Parkway

Suite 401

Cambridge, MA 02142

Nestlé Health Science US Holdings, Inc.

383 Main Ave 5th Floor

Norwalk, CT 06851

AFOS, LLC

55 E 52nd Street

New York, New York 10022”

Enso Ventures 2 Limited

Suite C1

Hirzel Court

St. Peter Port

Guernsey

GY1 2 NH

UK

Fidelity Growth Company Commingled Pool

Fidelity Management & Trust Co.

Mag & Co.

c/o Brown Brothers Harriman & Co.

Attn: Corporate Actions /Vault

140 Broadway

New York, NY 10005

Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund

State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

Attn: WAVELENGTH + CO Fidelity Mt. Vernon Street Trust: Fidelity

Series Growth Company Fund

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

BNY Mellon

Attn: Stacey Wolfe

525 William Penn Place Rm 0400

Pittsburgh, PA 15259

SMRS-TOPE LLC

c/o HarbourVest Partners, LLC

One Financial Center, 44th Floor

Boston, MA 02111

Attention: Jackie Peradotto; Alex Brown

Email: jPeradotto@harbourvest.com; abrown@harbourvest.com

with copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Edward Drew Dutton

Email: eddutton@debevoise.com

SCHEDULE B

KEY HOLDERS

Bruce Bistrian

George Church

Robert Connelly

Charles L. Cooney

Peter Hutt

David Berry

Jerry Hjelle Advisor, LLC

Geoff von Maltzahn

Harold McGee

Garry E. Menzel

Jeff Moore

Peter Mueller

Thomas Leggett

Tony Tramontin

Manu Chakravarthy

David Epstein

William Hinshaw

Stephen Mitchener

Paul Fehlner

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                    , 20  , by the undersigned (the “Holder”) pursuant to the terms of that certain Fifth Amended and Restated Voting Agreement dated as of November 30, 2018 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1                               Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”)[ or options, warrants or other rights to purchase such Stock (the “Options”)], for one of the following reasons (Check the correct box):

☐                                    as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a new Investor in accordance with Section 7.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐                                    in accordance with Section 7.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2                               Agreement. Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3                               Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	AXCELLA HEALTH INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number:

EXHIBIT B

CONSENT OF SPOUSE

I, [                    ], spouse of [              ], acknowledge that I have read the Fifth Amended and Restated Voting Agreement, dated as of November 30, 2018, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:

[Name of Key Holder’s Spouse, if any]